TO OUR SHAREHOLDERS

dear fellow shareholders,

2004 was a year of change and a new beginning for Biopure Corporation. In early 2004, it became apparent that considerable additional work would be required to obtain FDA approval of Hemopure® for the orthopedic surgery indication proposed in our biologics license application (BLA). We proceeded and continue to respond to requests from the FDA arising out of our BLA. We also reevaluated and, in June 2004, redirected our product development strategy to focus on potential medical applications where blood is not normally used or is not available. Consequently, the development of Hemopure as a red blood cell replacement in the hospital setting when blood is available has become a low priority.

Since I joined Biopure as chief executive in June 2004, we have focused our internal resources on clinically developing Hemopure for potential cardiovascular ischemia applications, beginning with cardiac ischemia associated with acute myocardial infarction (AMI), or heart attack. At the same time, we continue to support the Navy’s development of Hemopure for trauma in the out-of-hospital setting. We have also restructured our management team, established a medical advisory board of leading cardiovascular specialists, reduced our operating expenses, and raised over $30 million through the sale of common stock and warrants.

As the leading cause of death worldwide, cardiovascular disease represents a large therapeutic category that is one of the most studied areas of medicine. Existing treatments for cardiac ischemia, such as stents and thrombolytics, provide precedents for clinical trial design and endpoints designed to lead to regulatory approval of a product for cardiovascular indications. These treatments also command higher pricing and reimbursement than we believe could be achieved with an initial “blood substitute” indication.

In Europe, patient enrollment in our 45-patient Phase 2 safety and feasibility study of Hemopure in patients undergoing elective coronary angioplasty is nearly complete. The clinical investigators plan to present the results at a peer-reviewed medical forum within a few months of the trial’s completion. We believe this clinical data may help us address FDA questions about the products safety in patients with coronary artery disease. We and the European investigators are discussing how best to continue this work to capture additional safety information and preliminary efficacy data to support a subsequent Phase 2 clinical trial in AMI patients undergoing emergency angioplasty.

In South Africa, we acquired control of the registration for Hemopure in early 2005, ending a long delay in our ability to market the product there for the treatment of acutely anemic surgery patients. We do not anticipate significant revenues from this market, but the information we are gaining about how doctors perceive and use the product should be extremely valuable in refining our planning for larger markets. Post-approval, over 300 patients in South Africa have been treated with Hemopure we previously supplied without charge. Anecdotal evidence in these cases of the products ability to deliver oxygen to ischemic tissue has contributed to our current focus on cardiac ischemia and has led us to consider initiating a clinical trial in an ischemia application related to wound healing.

To date, the U.S. Congress has appropriated $18.5 million to the Army and Navy for the development of Hemopure for trauma applications (see page 11 of the enclosed form 10-K). Under a research agreement with Biopure, the Naval Medical Research Center, or NMRC, is preparing to submit an investigational new drug application, or IND, to conduct a Phase 2/3 clinical trial of Hemopure in trauma patients in the out-of-hospital setting. As part of this preparation, the NMRC is conducting an FDA-requested preclinical animal study of Hemopure in uncontrolled hemorrhage (acute blood loss) with traumatic brain injury, which it expects to complete this spring.

2004-2005 Highlights

▶	Raised $37 million (net) to fund operations through January 2006

▶	Implemented cost-cutting measures to reduce operating expenses

▶	Redirected the development strategy for Hemopure to focus on cardiovascular ischemia and on trauma

▶	Established a medical advisory board of leading cardiovascular specialists

▶	Reached substantial enrollment in a European Phase 2 clinical trial of Hemopure in patients undergoing coronary angioplasty

▶	Completed three FDA-requested animal studies

▶	Secured $7 million in FY05 Congressional funding for the Navy’s development of Hemopure for military and civilian trauma under its CRADA with Biopure

▶	Initiated a Phase 2 trauma trial in South Africa

▶	Acquired control of Hemopure marketing and distribution in South Africa

TO OUR SHAREHOLDERS

Separately, Biopure is sponsoring a 50-patient Phase 2 trauma trial in South Africa in the hospital setting. This trial had enrolled 10 patients when, at Biopure’s recommendation, the hospital that is the sole site for the trial interrupted patient enrollment to address site procedures, not product-related issues. We anticipate that the trial will resume shortly, but we do not consider it a high priority, as it is not a prerequisite for the NMRC’s program.

We believe that our veterinary product Oxyglobin® has helped thousands of animals, and we continue to offer the product in small quantities. However, our fixed manufacturing costs prevent us from selling Oxyglobin at a profit until we can fully utilize our manufacturing capacity by generating substantial sales of Hemopure. Consequently, we have decreased production to a minimum until we can realize economies of scale. We are also evaluating other potential manufacturing efficiencies that could reduce our production costs.

Financially, the company is in a stronger position than it was a year ago, with reduced operating expenses and enough cash to fund operations into 2006. Although the three financings we completed during the past six months have diluted previously issued shares of stock, the capital we raised has maintained the company’s financial viability and is funding our ischemia development program.

To avoid delisting of our stock from the Nasdaq National Market, we must regain compliance with the minimum $1.00 bid price (for 10 consecutive trading days) by June 13, 2005. As a potential means to regain compliance, in the proxy statement for this year’s annual meeting the Board of Directors has asked shareholders for a one-year authorization to effect a reverse stock split at its discretion. However, we are currently evaluating all options, including the possibility of trading on the over-the-counter market maintained by the NASD Electronic Bulletin Board and the potential for regaining compliance over the next few months by improvement of our stock price.

We continue to cooperate with the Securities and Exchange Commissions investigation begun in 2003 and to defend against the ongoing class action and derivative action. I will be glad to see these matters resolved in due course.

Despite Biopure’s recent challenges, the company’s products still have tremendous potential. I believe that the changes we have made, including our new focus on ischemia, can build significant shareholder value as we begin to achieve milestones that the investor community will recognize.

In closing, I also want to thank our employees for their hard work and dedication. I remain confident that Biopure will overcome its challenges and succeed in introducing a new standard of care for the treatment of ischemia and acute anemia. I appreciate the continued support of you, our shareholders, and encourage you to review the information in this annual report.

Sincerely,

Zafiris G. Zafirelis
President and Chief Executive Officer
March 2, 2005

“I remain confident that

Biopure will overcome its

challenges and succeed in

introducing a new standard of

care for the treatment of

ischemia and acute anemia.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Statements in this report that are not strictly historical are forward-looking statements. Actual results may differ materially from those set forth in these forward-looking statements due to risks and uncertainties regarding the company’s operations and business environment. These risks include, without limitation, uncertainties regarding the company’s ability to obtain regulatory approval to market Hemopure in the United States or Europe or generate revenues, cash requirements, unexpected costs and expenses, possible delays and unforeseen costs related to clinical trials, our limited manufacturing capacity and capital resources, and our lack of commercial experience as a pharmaceutical company. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof. A full discussion of the company’s operations and financial condition, and specific factors that could cause the company’s actual performance to differ from current expectations, can be found in the company’s filings with the U.S. Securities and Exchange Commission, including the Form 10-K 2004 annual report filed on January 14, 2005 and included herein. Risk factors are set forth on pages 31 to 42 of the Form 10-K report.

The content of this report does not necessarily reflect the position or the policy of the U.S. Government, and no official endorsement should be inferred. The Navy-Biopure collaborative clinical development program for Hemopure in trauma is contingent upon funding.